EXHIBIT 99.1

ROCKPORT  HEALTHCARE GROUP ANNOUNCES FISCAL THIRD QUARTER AND NINE MONTH RESULTS

HOUSTON, TX -- FEBRUARY 17, 2004 -- Rockport Healthcare Group, Inc., (OTC BB:RPHL), a management company dedicated to developing, operating and managing a network consisting of healthcare providers and medical suppliers that serve employees with work-related injuries and illnesses today announced results for the three and nine months ended December 31, 2003.

Revenue for the nine months ended December 31, 2003, decreased 18% to $2,303,369 compared to $2,806,914 for the comparable 2002 period. Gross profit decreased by 22% from $2,044,569 to $1,601,157 and Rockport reported a net loss for the period of $317,811, or ($.02) per share basic and diluted, compared to net income of $197,196, or $.01 per share basic and diluted, for the 2002 period. Revenue for the three months ended December 31, 2003, decreased 28% to $707,965 compared to $980,816 for the comparable 2002 period. Gross profit decreased by 25% from $690,995 to $517,553 and Rockport reported a net loss for the period of $120,067, or ($.01) per share basic and diluted, compared to net income of $20,775, or $.00 per share basic and diluted, for the 2002 period.

Rockport reported the reduction in revenue was primarily attributable to four items: (1) effective August 1, 2003, the State of Texas instituted a new fee schedule for reimbursement of workers' compensation claims by healthcare providers, which fee schedule reduced the maximum allowed to be billed by the providers by 32%; (2) effective September 1, 2003, the State of Texas implemented the Approved Doctor's List ("ADL") which requires any healthcare provider to be on the ADL or that healthcare provider would not be paid for their workers' compensation provider services; (3) the Company lost four clients; two clients went out of business, one client terminated its contract with the Company, and the Company terminated its contract with one client; and
(4) some of the Company's largest clients lost significant business from some of their largest customers.

"We have experienced a substantial reduction in revenue during the current nine month period," stated Harry M. Neer, CEO of Rockport. "However, we have added seven new clients during the recent nine month period which are continuing to increase in revenue contributions and we also have two clients which had very little business during the previous year which are continuing to add new business. We believe that a majority of the revenue lost has been replaced and we still have additional contracts with clients which have not yet been implemented."

ABOUT  ROCKPORT  HEALTHCARE  GROUP

Based in Houston, Texas, Rockport offers access to one of the most comprehensive healthcare networks at a local, state or national level for its clients while ensuring significant, quantifiable savings that reduce its clients' overall workers' compensation medical costs. Rockport offers one product - access to a healthcare network for treatment of work-related injuries and illnesses. Rockport earns its fees by receiving a percentage of the medical cost savings realized by its clients when an injured employee is referred by them and treated by a Rockport network healthcare provider. Through Rockport's relentless dedication to provide one product (ROCKPORT UNITED NETWORK(SM)) with the best client and provider service available, Rockport will lead to make a difference in workers' compensation.

Following are summary condensed statements of operations for the three and nine-month periods ended December 31, 2003 and 2002.

                                    Summary of Operating Results
                                    ----------------------------

                                Three Months Ended December 31,     Nine Months Ended December 31,
                               ---------------------------------  ---------------------------------
                                     2003             2002              2003             2002
                               ----------------  ---------------  ----------------  ---------------
Revenue                        $       707,965   $       980,816  $     2,303,369   $     2,806,914
Cost of sales                          190,412           289,821          702,212           762,345
                               ----------------  ---------------  ----------------  ---------------
       Gross profit                    517,553           690,995        1,601,157         2,044,569
Operating expenses                     606,692           641,068        1,827,755         1,762,851
                               ----------------  ---------------  ----------------  ---------------
Operating income (loss)                (89,139)           49,927         (226,598)          281,718
Interest expense, net                   30,928            29,152           91,213            84,522
                               ----------------  ---------------  ----------------  ---------------
Net income (loss)              $      (120,067)  $        20,775  $      (317,811)  $       197,196
                               ================  ===============  ================  ===============
Net income (loss) per
   share - basic and diluted   $         (0.01)  $          0.00  $         (0.02)  $          0.01
                               ================  ===============  ================  ===============

For  more  information  visit  Rockport's web site at WWW.ROCKPORTHEALTHCARE.COM
                                                      --------------------------
where you can view its Quarterly Report on Form 10-QSB filed with the SEC on February 17, 2004 or contact:

Carl A. Chase, Investor Relations
Rockport Healthcare Group, Inc.
(713) 621-9424
E-mail:  INVESTOR@RHGNET.COM
         -------------------

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